UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

ALIGN TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 21, 2009
10:00 a.m.

TO OUR STOCKHOLDERS:

        The 2009 Annual Meeting of Stockholders of Align Technology, Inc. ("Align") will be held on Thursday, May 21, 2009, at 10:00 a.m. Pacific Daylight Time at Align's corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050. At this year's Annual Meeting, the agenda includes the following items:

  1.
  To elect seven (7) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2009; and

  3.
  To consider such other business as may properly come before the Annual Meeting of Stockholders.

        Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting. Only stockholders who owned shares of our common stock at the close of business on March 27, 2009 are entitled to attend and vote at the Annual Meeting and any postponements or adjournments of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR ALIGN'S ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

  This proxy statement and Align's annual report on Form 10-K for the year ended December 31, 2008 are available at www.aligntech.com by clicking on "Investor Relations" and then clicking on "Click here for 2009 Annual Meeting/Proxy Material".

ALIGN TECHNOLOGY, INC.
Roger E. George Vice President, Corporate and Legal Affairs, General Counsel and Corporate Secretary

April 22, 2009

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement, please vote via the Internet, by telephone or by mailing a proxy card as soon as possible to ensure that your vote is recorded.

i

ALIGN TECHNOLOGY, INC.
881 Martin Avenue
Santa Clara, California 95050

PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Q:
Why am I receiving these materials?

A:
Our board of directors is providing these materials to you in connection with the solicitation of proxies for use at Align's 2009 Annual Meeting of stockholders, which will take place on Thursday, May 21, 2009 at 10:00 a.m. local time, at our corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 (referred to in this proxy statement as the "Annual Meeting"). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:
What information is contained in these materials?

A:
This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures. Align's 2009 Annual Report on Form 10-K, proxy card and return envelope are also enclosed. These proxy materials are being mailed on or about April 22, 2009 to all of our stockholders as of the record date, which was set by our Board of Directors as March 27, 2009. This proxy statement and Align's annual report to stockholders for the fiscal year ended December 31, 2008 are available at www.aligntech.com by clicking on "Investor Relations" and then clicking on "Click here for 2009 Annual Meeting/Proxy Materials."

Q:
What proposals will be voted on at the Annual Meeting?

A:
There are two proposals scheduled to be presented at the Annual Meeting, and upon which you are being asked to vote:

•
The election of seven (7) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified; and

•
The ratification of the appointment of PricewaterhouseCoopers LLP as Align's independent registered public accountants for the fiscal year ending December 31, 2009.

    These proposals are discussed in greater detail in the sections entitled "Proposal One" and "Proposal Two."

Q:
Who is entitled to vote at the Annual Meeting?

A:
Only stockholders of record who owned Align common stock at the close of business on March 27, 2009, the record date for the Annual Meeting, are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares of Align common stock that you held on the record date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. As of the record date, 66,176,417 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:
Who can attend the Annual Meeting?

A:
All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. and seating will begin thereafter. If you attend, please know that you may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:
What are the voting rights of the holders of Align common stock?

A:
Each share of Align common stock you own as of the record date entitles you to one vote on each matter considered at the Annual Meeting.

Q:
How do I vote?

A:
If your shares are registered directly in your own name with Align's transfer agent, you are considered, with respect to those shares, the stockholder of record and you may vote by submitting a proxy in accordance with the instructions on the enclosed proxy card or by attending the Annual Meeting and voting in person. If you hold shares through a broker or other nominee, rather than directly in your own name, you are considered the "beneficial owner" of shares held in "street name" and you may vote by submitting voting instructions to your broker or other nominee in accordance with the voting instructions provided to you by your broker or other nominee or by obtaining a legal proxy from your broker or other nominee authorizing you to vote your shares. We have summarized below the different ways that you can vote. We encourage you to submit your vote via the Internet, by telephone or by mailing a proxy card even if you plan to attend the Annual Meeting to ensure that your shares will be voted even if you are ultimately unable to attend.

  Voting by Mail.    Stockholders of record may submit a proxy by completing, signing, dating and returning the enclosed proxy card. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded. By submitting a proxy card, you are authorizing our President and Chief Executive Officer and our Vice President, Finance and Chief Financial Officer, who are named on the proxy card as "proxies and attorneys-in-fact," to vote your shares at the Annual Meeting in the manner you indicate.

  Voting via the Internet.    Stockholders of record with Internet access may submit proxies by following the "Vote by Internet" instructions on their proxy cards until 8:59 Pacific Time, on May 20, 2009. Most of Align's stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker or other nominee. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.'s online program for electronic voting. This program provides eligible beneficial owners the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for beneficial owners whose bank or brokerage firm is participating in Broadridge's program.

  Voting by Telephone.    Stockholders of record may submit proxies by following the "Vote by Telephone" instructions on their proxy cards until 8:59 Pacific Time, on May 20, 2009. If you are a beneficial owner, please follow the voting instructions provided to you by your broker or other nominee with respect to telephone voting.

  Voting in Person at the Annual Meeting.    If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote your shares.

Q:
Can I change or revoke my vote?

A:
Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may:

•
Sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting; or

•
Submit a timely and valid Internet or telephone vote on a later date but prior to the time we take the vote at the Annual Meeting; or

•
provide written notice of the revocation to:

Corporate Secretary
Align Technology, Inc.
881 Martin Avenue,
Santa Clara, California
95050

  prior to the time we take the vote at the Annual Meeting; or

  •
  attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

  If you are a beneficial owner of shares held in street name, you may either:

  •
  submit new voting instructions to your broker or other nominee; or

  •
  if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:
How does the Board recommend that I vote my shares?

A:
Your shares will be voted in accordance with your instructions. If you submit a proxy via the Internet, by telephone or by mail but do not indicate your voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. In summary, the Board recommends a vote:

•
FOR the election of the nominees for director identified in Proposal One; and

•
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

  With respect to any other matter that properly comes before the Annual Meeting, the proxyholders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement was printed, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q:
What constitutes a quorum?

A:
A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 66,176,417 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 33,088,209 shares of common stock is required to establish a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker "non-votes" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:
What is a broker non-vote?

A:
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

Q:
What vote is required to approve each item?

A:
The vote required and the way the vote is calculated for the proposals is as follows:

  Election of directors.    The seven (7) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote either "for" or "withhold" your vote for the director nominees. If you vote "withhold" with respect to the election of one or more directors, your shares will not be voted with respect to the director or directors, although your shares will be counted for purposes of determining whether there is a quorum.

  Ratification of the appointment of PricewaterhouseCoopers LLP.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2009, requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting. Broker non-votes are not counted as votes cast. Thus, broker non-votes will not affect the outcome of this proposal, assuming that a quorum is obtained. Proxy cards marked "abstain", however, are considered votes cast and will have the effect of a "No" vote on Proposal Two.

Q:
Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align and by a third party proxy solicitation company. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:
Who will count the vote?

A:
We expect a representative from Computershare will tabulate the proxies and act as inspector of the election.

Q:
Is there any information that I should know regarding future annual meetings?

A:
As a stockholder you may be entitled to present proposals for action at a future annual stockholder meeting.

  Proposals intended to be included in the proxy statement.    Stockholder proposals that stockholders intend to present at Align's 2010 Annual Meeting of Stockholders and desire to have included in Align's proxy materials relating to such meeting must be received by Align no later than December 23, 2009, which is 120 calendar days prior to the anniversary of this year's proxy statement mailing date, and must be in compliance with applicable laws and regulations (including

  Rule 14a-8 of the Securities Exchange Act of 1934). If the date of the 2010 Annual Meeting of Stockholders is moved more than 30 days before or after the anniversary date of this year's Annual Meeting, the deadline for inclusion of a proposal in Align's proxy statement will instead be a reasonable time before Align begins to print and mail its proxy materials. Proposals should be addressed to:

Corporate Secretary
Align Technology, Inc.
881 Martin Avenue
Santa Clara, California
95050

  Proposals not intended to be included in the proxy statement.    If you wish to present a proposal at Align's 2010 Annual Meeting of Stockholders and the proposal is not intended to be included in Align's proxy statement, you must give Align advance notice of such proposal in accordance with Align's Bylaws. Pursuant to Align's Bylaws, in order for a stockholder proposal to be deemed properly presented, a stockholder must deliver notice of such proposal to Align's Corporate Secretary, at the address provided above, no earlier than the close of business on January 21, 2010 and no later than the close of business on February 20, 2010. However, if the date of the 2010 Annual Meeting of Stockholders is either more than 30 days before or more than 70 days after the anniversary date of this year's Annual Meeting, stockholders must give Align notice of any stockholder proposals no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of: (i) the 90th day prior to the annual meeting or (ii) the close of business on the 10th day following the day on which Align first publicly announces the date of the annual meeting.

Q:
What if multiple stockholders share the same address?

A:
To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 94050, Attn: Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:
What is the company's website address?

A.
Our website address is www.aligntech.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the SEC.

  This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at by sending a written request to Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

        The first proposal to be voted on at the meeting is the election of directors. The nominees for election at the Annual Meeting are: David E. Collins, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Thomas M. Prescott, Greg J. Santora and Warren S. Thaler. Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated these individuals for election to the Board of Directors. Each director is elected annually to serve until the next annual meeting or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

        Unless otherwise instructed, the proxyholders will vote the proxies received by them for election of these nominees. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner as to assure the election of the nominees named above.

        All of the nominees have served as directors since the last annual meeting of stockholders. Each of the nominees has consented to serve if elected.

The Board of Directors recommends a vote "FOR" all nominees.

Information Concerning the Nominees

        Please review the following information about the nominees.

David E. Collins Age: 74 Director since 2003 Board committees: Audit and Compensation	Mr. Collins has served as a director of Align since April 2003. From 1994 to April 2004, Mr. Collins served as an independent consultant. His most recent operational role was with Schering-Plough Corporation from 1989 to 1994. At Schering-Plough, he created and served as President of a new consumer products division known as HealthCare Products, as well as serving as a member of the Schering-Plough Operations Committee, that company's senior executive management group. Prior to Schering-Plough, Mr. Collins helped found New York-based venture capital firm Galen Partners. Mr. Collins also spent 26 years with Johnson & Johnson and from 1962 to 1978 he served in a number of roles in the legal department at Johnson & Johnson, including Corporate Secretary and General Counsel. In 1978, Mr. Collins transitioned into a series of executive management roles, including President of McNeil Laboratories, with responsibility for several Latin American subsidiaries, leadership of the worldwide consumer products business and oversight of corporate public relations, investor relations, strategic planning and the government legislative liaison office. In 1982, Mr. Collins became a member of the Johnson & Johnson Executive Management Committee. Mr. Collins also served on the Board of Directors of Johnson & Johnson and left in 1988 as Vice Chairman of the Board of Directors.
Joseph Lacob Age: 53 Director since 1997 Board committees: Nominating and Governance (Chair)
Mr. Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. Prior to that, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He serves on the Board of Directors Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 60 Director since 2004 Board committees: Nominating and Governance	Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as Chairman of the Board of Directors. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies and since July 1, 2006 he has served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as President and Chief Executive Officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the Board of Directors of Heartware, Inc., a medical device company developing implant devices for the treatment of advanced heart failure. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.
George J. Morrow Age: 57 Director since 2006 Board committees: Compensation (Chair)
Mr. Morrow has served as a director of Align since February 2006. He is currently the Executive Vice President, Global Commercial Operations at Amgen Inc., a global biotechnology company, where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.
Thomas M. Prescott Age: 53 Director since 2002 No Board committees
Mr. Prescott has served as our President and Chief Executive Officer and a member of the Board of Directors since March 2002. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

Greg J. Santora Age: 57 Director since 2003 Board committees: Audit (Chair)	Mr. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He serves on the Board of Directors of Taleo Corporation, a provider of on-demand talent management solutions. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose State University.
Warren S. Thaler Age: 46 Director since 2004 Board committees: Audit, Nominating and Governance
Mr. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. From 1995 to 2001, Mr. Thaler was Vice President of Gund Investment Corporation. From 1990 to 2005, Mr. Thaler was on the boards of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association's Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

There are no family relationships between any director or executive officer.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

        Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

        Corporate Governance Guidelines—Our Board of Directors has set forth its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com. Selected provisions of the guidelines are detailed below.

        Board Committee Charters—Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at http://investor.aligntech.com.

        Code of Ethics—Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align's principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of our Code of Ethics from Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to our Code of Business Conduct and Ethics, as well as any waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of the Securities and Exchange Commission or the NASDAQ Stock Market LLC.

        Stock Ownership Guidelines—The Compensation Committee recently adopted a policy concerning stock ownership guidelines for our executive officers and our non-employee directors. The principal object of the policy is to enhance the linkage between the interests of stockholders and executive management and directors through a minimum level of stock ownership.

  •
  Director Guidelines.  The guidelines provide that each director should own shares of Align's common stock equal in market value to three times the cash portion of the Board's annual retainer. The guideline for the Chairman of the Board is equal to the amount calculated for each of the other non-executive members of the Board of Directors. (By way of example, assuming the cash portion of the Board's annual retainer is $40,000, the target ownership level for a director would be $120,000.) Directors are expected to attain the minimum level of target ownership within a period of five years from the effective date of the policy. Any new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. All directors are in compliance with the policy.

  •
  Executive Officer Guidelines.  The target ownership guideline set for each executive is based on that person's relative level of seniority and responsibility. For Mr. Prescott, the ratio is 1.5 times his annual base salary. For Mr. Arola, the ratio is .75 times his annual base salary. For each other executive officer, the ratio is .5 times such officer's annual base salary. Once established, an executive officer's target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the company's stock. Executive officers are required to achieve the guideline within five years of becoming an executive officer, or, in the case of persons who were executive officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, each executive officer is in compliance with the stock ownership guidelines.

        For purposes of this policy, "ownership" includes:

  •
  shares of Align common stock held directly by an officer or in trust for the benefit of the director or officer or his or her family member living in the same household,

  •
  50% of the gain on vested in-the-money stock options, and

  •
  shares of underlying Align restricted stock units held directly by a director or officer, whether or not yet vested.

The term "ownership" does not include unvested options to purchase common stock.

Nominations for Directors

        Process for Identifying and Evaluating Nominees and Relevant Criteria.    The Nominating and Governance Committee considers candidates for Board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. Where the Nominating and Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is desirable, the Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Governance Committee, the Board or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Nominating and Governance Committee considers a number of factors, including the following:

  •
  the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board;

  •
  such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the performance of his or her duties, including the prospective nominee's service on other public company boards, as specifically set out in our Corporate Governance Guidelines.

        The Nominating and Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

  •
  the highest personal and professional ethics and integrity;

  •
  proven achievement and competence in the nominee's field and the ability to exercise sound business judgment;

  •
  skills that are complementary to those of the existing Board;

  •
  the ability to assist and support management and make significant contributions to Align's success; and

  •
  an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

        After completing the evaluation and review, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the

Board determines and approves the nominees after considering the recommendation and report of the Nominating and Governance Committee.

        Stockholder Recommendation of Nominees.    Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board of Directors from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align's stockholders in the same manner as a nominee recommended by the Board of Directors, individual Board members or management.

        A stockholder may also nominate a person directly for election to the Board of Directors at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our Bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described above in the answer to the question "Is there any information that I should know regarding future annual meetings?"

Director Independence

        In accordance with the Nasdaq listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board affirmatively determined that current Board members David E. Collins, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Greg J. Santora and Warren S. Thaler are "independent directors." In addition, the Board determined that H. Kent Bowen, who did not stand for reelection at the 2008 Annual Meeting of Stockholders, was an "independent director".

        Mr. Thaler is the President of Gund Investment Corporation, an investment firm owned by Gordon Gund. As of March 31, 2009, Mr. Gund was the beneficial owner of approximately 12% of the shares of our outstanding common stock. After considering this information, the Board determined that Mr. Thaler's employment by Gund Investment Corporation does not constitute a material relationship that affects Mr. Thaler's independence.

Board of Directors and Committee Meetings

Board Member	Board		Audit Committee		Compensation Committee(1)		Nominating and Governance Committee
David E. Collins	✓		✓		✓
Joseph Lacob	✓						✓	*
C. Raymond Larkin Jr.	✓	*					✓
George J. Morrow	✓				✓	*
Greg J. Santora	✓		✓	*
Warren S. Thaler	✓		✓				✓
Number of Meetings held in 2008	8		12		9		3

*
Chairman

(1)
H. Kent Bowen who did not stand for reelection at the 2008 Annual Meeting was a member of the Compensation Committee in 2008 up until May 15, 2008, the date of the 2008 Annual Meeting.

        Audit Committee.    The purpose of the Audit Committee is to, among other things, oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to provide oversight and monitor our Internal Audit Department; to review, approve and monitor our Code of Business Conduct and Ethics; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. None of the Audit Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq listing standards and the rules and regulations of the SEC. Our Board of Directors has determined that Mr. Santora is qualified as an "audit committee financial expert" within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the Audit Committee for 2008 is included in this proxy statement. The Audit Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on our website at http://investor.aligntech.com.

        Compensation Committee.    The Compensation Committee is responsible for Align's benefit plans, reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align's employees and the criteria for which bonuses are to be determined. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect. None of the Compensation Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq listing standards. The report of the Compensation Committee for 2008 is included in this proxy statement. The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on our website at http://investor.aligntech.com.

        Nominating and Governance Committee.    The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and develop and recommend corporate governance principles and policies applicable to Align. The Nominating and Governance Committee also prepares and supervises the Board's annual review of director independence. None of the Nominating and Governance Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq listing standards. The Nominating and Governance Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on our website at http://investor.aligntech.com.

        Meetings of the Board of Directors.    During 2008, each director attended at least 75% of the meetings of the Board and the committees on which he serves.

        Executive Sessions of Independent Directors.    The Board periodically holds meetings of only the independent directors without management present. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year.

        Annual meeting attendance.    Align encourages all Board members to attend the annual stockholder meeting. Last year, five directors attended our annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee of the Board of Directors was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on Align's Board of Directors or Compensation Committee.

Stockholder Communications with Board of Directors

        Stockholders may communicate directly with the non-management directors of Align by sending an email to board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or Align's management or independent advisors, as our General Counsel considers appropriate. After reviewing stockholder messages, our Board of Directors will determine whether any response is necessary or warranted.

Director Compensation

        Cash Compensation.    Our standard cash compensation plan for non-employee directors was and currently is as follows:

Description	Fee Until May 2008	Current Fee
Annual retainer for Chairman of the Board of Directors(1)	$210,000	$210,000
Monthly retainer for membership on the Board of Directors (excluding the Chairman of the Board)	$2,000	$3,000
Additional monthly retainer for Chair of Audit Committee	$1,000	$1,500
Additional monthly retainer for Chair of Compensation Committee	$500	$1,500
Additional monthly retainer for Chair of Nominating and Governance Committee	$416	$500
Each Face to Face Meeting of the Board of Directors	$1,500	$1,500
Each Telephonic Meeting of the Board of Directors	$750	$750
Each Face to Face Meeting of the Audit Committee	$1,000	$1,000
Each Telephonic Meeting of the Audit Committee	$500	$500
Each other Committee Meeting (Face to Face)	$750	$1,000
Each other Committee Meeting (Telephonic)	$750	$500

(1)
The Chairman of the Board does not receive any compensation for Board or Committee attendance other than the annual retainer.

  Equity Compensation.

  Automatic Grant Program

        Under the Automatic Grant Program of our 2005 Incentive Plan, each non-employee director who has served as a director for at least six months receives an automatic option grant for 10,000 shares of common stock plus an award of 3,000 restricted stock units on the date of each annual meeting of stockholders during his period of continued service on the Board. The shares vest upon the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders following the grant date. New non-employee members of the Board of Directors receive an initial automatic grant of 30,000 shares of common stock. These shares vest in four successive equal annual installments over the first four years of service on the Board of Directors. Discretionary equity incentive awards may also be made to non-employee members of the Board of Directors.

        In 2008, pursuant to our Automatic Grant Program, each of Messrs. Collins, Lacob, Morrow, Santora and Thaler received an option to purchase 10,000 shares of common stock having an exercise price of $12.89 per share and 3,000 restricted stock units. Assuming the continued service of the director, each of these equity awards will vest 100% on May 15, 2009.

        Each outstanding option under the Automatic Grant Program will become fully vested and immediately exercisable upon (i) certain changes in ownership or control of Align or (ii) the death or permanent disability of the optionee while serving as a member of Align's Board of Directors. Upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock, each such option may be surrendered to Align for a cash distribution per surrendered option share in an amount equal to the excess of (a) the tender offer price paid per share of common stock over (b) the exercise price payable for the share underlying such option.

  Discretionary Grants

        In connection with Mr. Larkin's service as Chairman of the Board of Directors, in February 2008, Mr. Larkin received a discretionary grant of an option to purchase 15,000 shares of common stock with an exercise price of $13.00 per share and a discretionary grant of 5,000 restricted stock units. Each of these awards was fully vested in February 2009. Mr. Larkin did not receive any other equity awards in 2008. No other non-employee directors received discretionary equity awards. In February 2009, Mr. Larkin received a discretionary grant of an option to purchase 15,000 shares of common stock with an exercise price of $7.81 per share and a discretionary grant of 5,000 restricted stock units. Assuming the continued service of Mr. Larkin, each of these awards will vest 100% in February 2010, the one year anniversary of the date of grant. Mr. Larkin will not receive any awards in 2009 under the Automatic Grant Program.

  2008 Director Compensation.

        The table below summarizes the compensation paid by Align to non-employee directors for the year ended December 31, 2008. Mr. Thomas M. Prescott, our President and Chief Executive Officer, is not included in the table below because he is an employee of Align and, as such, receives no compensation for his service on the Board of Directors. The compensation received by Mr. Prescott is shown in the Summary Compensation Table on page 36.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(1)	Total ($)
H. Kent Bowen(2)(3)	23,333	25,836	44,692	93,861
David E. Collins(3)(6)	53,750	50,204	85,648	189,602
Joseph Lacob(3)(4)(6)	0	50,204	85,648	135,852
C. Raymond Larkin Jr.(3)(5)(7)	210,000	68,434	146,328	424,762
George J. Morrow(3)(6)	38,250	50,204	187,783	276,237
Greg J. Santora(3)(6)	58,500	50,204	85,648	194,352
Warren S. Thaler(3)(6)	49,750	50,204	159,741	259,695

(1)
Subject to the proviso in the second sentence of this footnote, the dollar value of the stock awards and option awards, as applicable, represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123 (revised 2004) "Share-Based Payment" ("SFAS 123R") and, therefore, includes amounts from awards granted in and prior to 2008. Under SFAS 123R, Align's estimate of fair value requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), related tax effects and future forfeitures; provided that, in accordance with the rules and regulations of the SEC, the compensation cost disclosed above, does not include an estimate of forfeitures related to service-based vesting conditions. Rather, compensation costs for these awards are disclosed assuming that a director will perform the requisite service to vest in the award. A more complete discussion of the relevant assumptions for awards granted in 2008, 2007 and 2006 is contained in Note 10 to Align's Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and is incorporated into this proxy statement by reference.

(2)
H. Kent Bowen did not stand for reelection in May 2008.

(3)
The aggregate number of option awards and the aggregate number of stock awards outstanding at December 31, 2008 for each non-employee director is as follows:

Name	Option Awards	Stock Awards
Mr. Bowen	0	0
Mr. Collins	70,000	3,000
Mr. Lacob	28,000	3,000
Mr. Larkin	128,000	5,000
Mr. Morrow	95,000	3,000
Mr. Santora	119,000	3,000
Mr. Thaler	95,000	3,000
(4)
Mr. Lacob waived the payment of fees for his services to the Board and its committees.

(5)
Mr. Larkin is the Chairman of the Board. The Chairman of the Board does not receive any compensation for Board or Committee attendance other than the annual retainer.

(6)
Pursuant to our Automatic Grant Program, on May 15, 2008, each of Messrs. Collins, Lacob, Morrow, Santora and Thaler received an option to purchase 10,000 shares of our common stock with an exercise price of $12.89 per share and a restricted stock unit award of 3,000 shares. The grant date fair value of each of these awards under SFAS 123R is $64,996 and $38,670, respectively.

(7)
Mr. Larkin received an option to purchase 15,000 shares of our common stock with an exercise price of $13.00 per share and a restricted stock unit award of 5,000 shares on February 20, 2008 (on or about the anniversary of the date he was appointed Chairman). The grant date fair value of each of these awards under SFAS 123R is $97,465 and $65,000, respectively.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accountants ("PwC"), to audit the financial statements of Align for the year ending December 31, 2009. In making its recommendation to appoint PwC as Align's independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm's independence.

        Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

        Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to PricewaterhouseCoopers LLP for 2008 and 2007

        The following table presents fees for professional services rendered by PwC for the audit of Align's annual financial statements for 2008 and 2007 and fees billed for audit-related services and tax services rendered by PwC for 2008 and 2007:

	2008	2007
Audit fees(1)	$1,214,078	$1,097,185
Audit-related fees(2)	$73,895	$77,197
Tax fees(3)	$20,140	$5,185

Total fees:	$1,308,113	$1,179,565

    (1)
    Audit fees—These are fees for professional services performed by PwC for the annual audit of Align's financial statements and review of financial statements included in Align's quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

    (2)
    Audit-related fees—These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align's financial statements and are not reported under "Audit fees".

    (3)
    Tax fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

Audit Committee's Policy of Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2008 and 2007 were pre-approved by the Audit Committee.

The Board of Directors recommends that stockholders vote "FOR" the ratification of PricewaterhouseCoopers LLP as Align's independent registered public accountants for the year ending December 31, 2009.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee of the Board of Directors with respect to Align's audited financial statements for the year ended December 31, 2008, which include the consolidated balance sheets of Align as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 2008, and the notes thereto.

        In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

  •
  the integrity of the Align's financial statements;

  •
  Align's compliance with legal and regulatory requirements;

  •
  the independent registered public accountant's qualifications, independence and performance;

  •
  adequacy of Align's internal accounting and financial controls; and

  •
  Align's internal audit department.

The full text of the Audit Committee's charter is available on the Investor Relations section of Align's website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the Nasdaq listing standards.

        In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

  •
  providing guidance with respect to Align's relationship with the independent auditors, including having the responsibility for their appointment, compensation and retention; reviewing the results and audit scope; and approving audit and non-audit services;

  •
  reviewing and discussing with management the quarterly and annual financial reports; and

  •
  overseeing management's implementation and maintenance of effective systems of internal controls.

        The Audit Committee met 12 times during 2008 and held discussions with management and Align's independent accountants. Management has represented to the Audit Committee that Align's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Align's independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Before selecting PricewaterhouseCoopers LLP as Align's independent registered public accountant for 2008, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters to be considered under the SEC's rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants' independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

        Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align's audited consolidated financial statements in Align's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

                      Respectfully submitted by:

                      AUDIT COMMITTEE
                      Greg J. Santora, Chair
                      David E. Collins
                      Warren S. Thaler

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis ("CD&A") provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and provides perspective for the data presented in the tables and narrative that follow. Our named executive officers (which we refer to as our NEOs) for 2008 are the following executive officers:

Name	Title
Current Executives
Thomas M. Prescott	President & CEO
Kenneth B. Arola	Vice President, Finance and CFO
Len M. Hedge	Senior Vice President, Business Operations
Emory Wright	Vice President, Operations
Roger E. George	Vice President, Legal & Corporate Affairs, General Counsel & Corporate Secretary
Former Executives
Sonia Clark*	Former Vice President, Human Resources
Afsaneh Azadeh*	Former Vice President, Chief Technology Officer

*
Ms. Azadeh and Ms. Clark left Align in July 2008 and December 2008, respectively.

Executive Compensation Philosophy and Core Objectives

        We believe that the most effective compensation program is one that is designed to reward the achievement of annual financial targets (short-term performance) and multi-year key strategic priorities (both short and longer-term performance). A compensation program designed in this manner is intended to effectively link the actions of our executives to business outcomes that drive value for stockholders. Total compensation of each individual varies with individual performance and Align's achievement of financial and non-financial objectives. With this philosophy as our foundation, the following principles guide our compensation decisions:

  •
  Offer competitive compensation.  We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

  •
  Reward performance.

  o
  A significant portion of total compensation for NEOs is tied to the achievement of financial and strategic objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities.

  o
  By also rewarding individual performance, we seek to create a meritocracy.

  •
  Link the interests of our executives with those of our stockholders.

  o
  A significant portion of total compensation for NEOs is tied to the achievement of financial and strategic objectives. We believe that this links the actions of our executives to business outcomes that increase stockholder value.

  o
  A significant portion of the total compensation paid to our NEOs is in the form of long-term equity-based compensation. This serves to further link long-term stockholder and executive interests.

    o
    We have change of control provisions with each of our NEOs. This serves to ensure that, in the event that an acquisition of Align that was favorable to our stockholders presented itself, our executives would not be biased against pursuing such a transaction.

        Fiscal 2008.    Our compensation policies are aligned with our business strategy. The key elements of our business strategy are as follows.

  •
  Driving product innovation.

  •
  Enhancing the customer experience.

  •
  Generating consumer demand.

  •
  Expanding our international markets.

        Despite the challenges in 2008 associated with continued weakness in consumer spending as a result of the slowdown in the United States and other global economies, we had many significant accomplishments.

  •
  We successfully launched three new products, Vivera™, our subscription based retainer program, Invisalign Assist™, a product intended to help newly-trained and low volume general practitioner dentists accelerate the adoption and frequency of use of Invisalign into their practice and Invisalign Teen™, intended to meet the specific needs of the non-adult comprehensive or teen treatment market.

  •
  Our revenues in fiscal 2008 increased approximately 7% from fiscal 2007 in a very challenging economic environment and despite a slowdown in consumer spending.

  •
  International revenue increased from 16% of total revenue in fiscal 2007 to 20% of total revenue in fiscal 2008 reflecting revenue growth of 33%.

  •
  We initiated aggressive cost cutting measures to reduce our cost structure and therefore enable continued investment in new products and strategic initiatives that are critical to driving long term growth and profitability.

These positive accomplishments despite the challenges to our business due to the weakness in the global economies were carefully considered by the Compensation Committee in its review of fiscal 2008 executive compensation and in setting 2009 compensation.

How We Implement and Manage our Executive Compensation Programs

        Role of Compensation Committee.    The Compensation Committee sets Align's overall compensation philosophy, which is reviewed and approved by the Board of Directors. The Compensation Committee also reviews and approves our compensation programs, including the specific compensation of our executive officers. The Compensation Committee reviews and approves all equity compensation awards for the CEO and reviews and recommends to our Board of Directors all cash based compensation arrangements for our CEO. The Compensation Committee regularly meets in executive session. The Compensation Committee operates under a written charter adopted by the Board of Directors which can be found on the Investor Relations section of Align's website located at http://investor.aligntech.com.

        Role of Compensation Consultant.    The Compensation Committee, which has the authority to directly engage outside firms or consultants, has retained Watson Wyatt to support their responsibilities in determining executive compensation and related programs. The Compensation Committee periodically seeks input from Watson Wyatt on a range of external market factors. During 2008, Watson Wyatt assisted the Compensation Committee's executive compensation-setting process by:

  •
  Reviewing those companies that comprise our peer group and advising on whether any changes to this group should be made;

  •
  Assisting in the design of our compensation programs for executives and Board members, including discussing evolving compensation trends;

  •
  Reviewing the effectiveness of our compensation programs;

  •
  Assisting in the design of our stock ownership guidelines; and

  •
  Compiling and providing market data to assist in setting our compensation plan parameters and measures.

        In 2008, the Compensation Committee reviewed and determined that Watson Wyatt was independent from management.

        Role of Executive Officers and Others.    In designing the various elements of our compensation program and determining actual compensation awards, the Compensation Committee draws upon the expertise of our CEO, our Senior Vice President, Business Operations, our Chief Financial Officer, our General Counsel, our outside legal counsel and Watson Wyatt on matters that fall within their respective realms of responsibility. Any executive officer who participates in Compensation Committee meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee's executive sessions.

        In order to provide comprehensive support to the Compensation Committee, the vice president in charge of the human resource department, currently our Senior Vice President, Business Operations, attends the meetings. Our CFO also attends Compensation Committee meetings as one of the ways in which he, like the CEO, assures himself that our CD&A is correct so that he can provide the certification required by Section 302 of the Sarbanes-Oxley Act. In the course of a Committee meeting, he may also be called upon to explain details of financial results relevant to incentive compensation or other financial measures or accounting rules. The General Counsel and outside legal counsel are generally available at meetings to provide input on the legal and regulatory environment and to assist in the preparation of minutes.

        Our CEO's role is to advise the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive (bonus) awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program. Prior to the end of the year, the CEO reviews each executive officer's performance as well as the company's performance against the pre-established financial targets and critical strategic priorities. The CEO then presents this assessment to the Compensation Committee and makes his recommendations with respect to the appropriate base salary, annual bonus payments and grants of long-term equity incentive awards for all executive officers, excluding himself. The Committee in executive session discusses the company's performance and then begins discussions regarding the CEO's performance. Upon completion of the fiscal year, the Compensation Committee finalizes its projected actions for each executive officer and, in the case of the CEO's cash compensation, recommends it to the Board for its approval. The CEO is not present during discussions regarding his compensation.

The Principal Components of Compensation of our Executive Officers

        The principal components of each executive officer's total compensation package at Align are:

  •
  base salary;

  •
  annual variable cash incentive awards;

  •
  long-term equity-based incentive grants; and

  •
  severance and change of control arrangements.

        In determining how we allocate an executive's total compensation package among these various components, we emphasize compensation elements that reward performance against measures that correlate closely to increases in stockholder value. The Compensation Committee continuously reviews the elements of our executive compensation package. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total direct compensation. As a result, a larger portion of our executive officers' total compensation is performance based and at risk relative to Align's other employees. We believe this is appropriate because our executive officers bear the greatest responsibility for Align's results (positive and negative) and can exert the greatest leverage on Align's performance. For example, this emphasis resulted in performance based compensation (meaning cash incentive (bonus) and equity incentive awards) representing the largest portion of the total target and actual compensation of the NEOs in both 2007 and 2008. However, due to outstanding financial performance in 2007 compared to 2008, a significantly smaller percentage of our NEOs annual compensation in 2008 was associated with annual cash incentive awards.

Pay Mix: CEO ACTUAL	Pay Mix: Named executive officers (avg) ACTUAL*

*
Chart for NEOs does not include Afsaneh Azadeh and Sonia Clark, since their 2008 compensation includes amounts paid as severance upon the termination of their employment. Stock compensation is determined using the grant date fair value of grants made in 2008. This amount is different from the amount set forth in the Summary Compensation Table, since the Summary Compensation Table uses the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R and therefore includes amounts from awards granted in and prior to 2008.

        Determining Compensation.    Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive compensation decisions. The factors that generally inform and shape the Committee's executive compensation decisions are:

  •
  market comparison data (peer group data and survey data);

  •
  subjective elements, such as the scope of the executive's role, experience and skills and the individual's performance during the fiscal year; and

  •
  Align's operational and financial performance, including achievement of specific key strategic objectives.

        The use of market comparison data.    In connection with the Compensation Committee's continuing assessment of the competitiveness of Align's executive pay levels and practices relative to its peers, the Committee considers data gathered from at least two sources: (i) compensation data from a selected peer group of companies, and (ii) multiple, nationally-published surveys with data from a broader mix of companies across various industries. The Compensation Committee uses this competitive data as one of several factors in making its decisions regarding compensation. Generally, the data was used as a reference point in determining whether each executive's compensation level and opportunity properly reflects the executive's role and scope of responsibilities.

        Each year we review the companies that comprise our peer group to confirm that it continues to be an appropriate benchmark for Align. This peer group consists of 13 companies that are predominantly (although not exclusively) located in the San Francisco Bay Area, the geographic location in which we operate and compete for executive talent. In addition to geographic location, these companies were chosen using the following principles:

  •
  companies that are close industry competitors;

  •
  medical device companies that are generally between 0.5 to 2.5 times Align's revenue (with Align at approximately the median); and

  •
  technology companies with similar growth potential and technology development needs for software and enterprise system designers.

The following companies made up the peer group for 2008:

Advanced Medical Optics Inc.*	Natus Medical Inc.
American Medical Systems Holdings	Nektar Therapeutics
Ansys Inc.	Nuvasive Inc.
ArthroCare	Sirona Dental Systems Inc.
Integra Lifesciences Hldgs	Sonosite
Intuitive Surgical	Vital Images Inc.
Mentor Corp.*

    *
    Each of these companies was acquired in 2008 and will no longer form part of our peer group as public information for these companies is no longer available.

        We believe these companies accurately reflect the business and labor market in which Align competes.

        Because Align's executive management talent pool is recruited from a much broader range of companies than those included in our peer group, and because the majority of Align's executive positions lead functions that tend to be less industry-sensitive from a recruiting perspective, the Committee also considers compensation data gathered from a broader mix of companies across various industries that are located in the Bay Area. The Compensation Committee and management make every effort to ensure that our executive positions and roles are measured against equivalent counterpart roles in the peer group of companies. Occasionally, due to the unique requirements of executive roles at Align or the lack of roles of similar scope at the peer companies, the peer group data does not accurately reflect an individual's role at Align. As a result, the Compensation Committee may exercise its judgment and make adjustments to an executive's compensation that they believe account for such differences in role and scope. For example, our Senior Vice President, Business Operations, Len Hedge has responsibility for key cross-functional strategic priorities as well as accelerating improved business performance. Although Mr. Hedge's role is similar to a Chief Operating Officer, since Mr. Hedge is not responsible for each business function, the Compensation Committee adjusted for this difference when comparing Mr. Hedge's compensation with the closest available roles at the benchmark companies.

        Role of Individual Performance.    Although the Compensation Committee believes that the largest portion of each executive's total compensation should be based on our executive officers' success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To that end, we consider individual performance, the impact of that performance on the achievement of our strategic goals and objectives and on the executive team's performance as significant factors in setting base salary and in granting equity based compensation. We also consider individual performance as an important factor in determining the final allocation of annual cash incentive awards. To evaluate individual performance, individual goals are set each year for the NEOs. These include objectives that are directly related to each NEOs specific business function over which he has responsibility. For example, the CEO's goals are tied to Align's overall performance. In contrast, the individual goals set for Mr. Arola included achievement of specific balance sheet metrics, including managing total cash and day sales outstanding. For Mr. Wright, these individual goals included achievement of gross margin targets and direct product costs. The individual goals for Mr. Hedge and Mr. George, included instituting new product development processes and enhanced regulatory compliance processes, respectively. As a result, the actual compensation of a NEO reflects an element of the Compensation Committee's subjective evaluation of the contribution of the NEO, including factors such as the scope of the executive's role, experience and skills. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

        Role of Operational and Financial Performance.    The Compensation Committee believes that our executives should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under "Annual Cash Incentive (Bonus) Compensation" is the most significant consideration in determining the amount of cash incentive bonus payments and is an important part in determining the amount of base salary and equity based awards.

        The Use of Tally Sheets.    The Committee also reviews tally sheets prepared by Watson Wyatt which show a historical review of each executive officer's total compensation, including salary, bonus, equity and accumulated realized and unrealized equity-based compensation gains, as well as future projections of some of these components of executive compensation and post-employment compensation arrangements. The Compensation Committee uses tally sheets to estimate the total annual compensation of the NEOs, and to provide perspective on the NEOs wealth accumulation from our compensation programs and payouts under a range of termination scenarios. While considered by the Compensation Committee, compensation previously paid to the NEOs, including amounts realized or realizable under prior equity-based compensation awards, did not affect the Compensation Committee's compensation decisions for 2008. The Compensation Committee believes that compensation should reflect the executive's performance and the market value of his or her services, and does not want to create a disincentive for exceptional performance.

Elements of Compensation

        As stated above, the key elements of our compensation program are base salary, an annual cash incentive award, long-term equity-based compensation awards and change of control arrangements.

        Base Salary.    Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align's performance. In setting base salary for executives, the Compensation Committee targets the 60th percentile when compared to similar roles at benchmark companies (as adjusted for the comparable role at Align, if applicable). The Committee, however, is generally satisfied when the compensation actually paid and delivered to each executive falls with a range surrounding this target. The base salary range may extend from 80 percent to 125 percent of the targeted percentile, depending on each officer's role, experience, skills, knowledge, responsibilities and individual performance rating. As a result, although individual performance does play a significant part in setting base salaries, for the same individual performance, an executive officer will receive larger salary increases when his or her salary is below average for the peer group than if his or her salary is above average. In addition, to the extent an individual's performance has a significant positive impact on the company's achievement of its strategic objectives and on the executive team in general, such individual may receive a higher salary increase as a reward for such exceptional performance.

        Actions taken in 2008.    The base salaries for our NEOs were increased from 2007 to 2008 as described in the table below.

Name	FY2007	FY2008	2007-2008 % Increase
Current Executives
Thomas M. Prescott	$480,000	$518,400	8%
Kenneth B. Arola	$241,000	$275,000	14%
Len M. Hedge	$281,295	$315,000	12%
Emory Wright	$233,085	$255,000	9%
Roger E. George	$279,700	$292,496	5%
Former Executives
Afsaneh Azadeh	$252,000	$254,520	1%
Sonia Clark	$251,875	$266,987	6%

Generally, these increases in each NEO's base salary were made to maintain market competitiveness based on the benchmark data. Mr. Prescott's 2008 salary increase reflects increases to maintain market competitiveness as well as a merit-based increase to reflect his individual performance and the determination that he had a significant positive impact on the company's overachievement of its strategic goals in 2007. For Mr. Arola (who was promoted to CFO in December 2007), Mr. Hedge (who was promoted to Senior Vice President, Business Operations in December 2007) and Mr. Wright (who was promoted to Vice President, Operations in December 2007), the Compensation Committee approved salaries that reflected these promotions and increases in responsibility, but were below the 60th percentile as compared to our peers. In setting these salaries, the Compensation Committee took into account the fact that these individuals were new to their respective roles. Mr. George's salary increase was made to maintain market competitiveness based on available market comparison data and was generally consistent with salary rate increases at Align.

        Actions taken in 2009.    Following the completion of fiscal year 2008, in light of the significant adverse global economic conditions that were affecting our business, the Compensation Committee determined, with the input and support of the NEOs involved, to not award any base salary increases to any NEO.

Annual cash incentive (bonus) compensation

        The Compensation Committee believes that the largest portion of each bonus should be based on our success as a team. Consistent with this belief, the funding of an overall annual cash incentive award (bonus) pool is dependent on the achievement of shared financial and critical strategic goals, which we describe below. Payments of bonuses to all participating employees, including our NEOs, are made from a pool that is funded based on a formula tied to Align's achievement of these pre-established goals.

        Target Opportunities.    Each participant in the bonus pool is assigned a target award opportunity, expressed as a percentage of base salary. Based on a review of data from the benchmark companies and the objective of positioning total cash compensation for our NEOs at the 70th to 80th percentile for employees in similar positions, for 2008, Mr. Prescott had an incentive target of 100% of base salary, Mr. Hedge had an incentive target of 70% and each other NEO had an incentive target of 60% of base salary. The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO and Senior Vice President, Business Operations receiving the highest targets due to greater responsibilities. We use the target awards to determine the overall funding of the bonus pool. However, in order to encourage and reward extraordinary performance and contributions, our awards are structured so that the actual payout under an executive officer's award can be higher than target.

  Funding the Pool.

  •
  Establishing Performance Measures.  The pool of available funds to pay out bonus awards is based on the extent to which the company meets or exceeds predetermined goals under selected financial and key strategic objectives. While management typically recommends the performance targets for bonus pool funding based on our Annual Operating Plan, the targets are ultimately approved by the Compensation Committee and reviewed by the Board of Directors. For 2008, the corporate performance targets were comprised of financial targets and critical strategic priorities. The financial targets accounted for 30% of the total corporate performance target and the remaining 70% of the corporate performance target was based on the achievement of key strategic priorities.

        The 30/70 weighting between financial and strategic priorities was chosen with the intention of balancing the objective to encourage and reward:

    o
    immediate increases in revenue and earnings and improvements in other financial performance measures; and

    o
    to a more significant degree, critical progress toward the longer-term objective of enhancing shareholder value by making significant progress towards the successful implementation of our multi-year strategic plan.

        The following table shows the performance metrics used in 2008 and our level of performance with respect to these metrics.

Measure/Weight/Calculated	Why do we use this measure?(1)/(2)	Target	Achievement	Level of Achievement(3)	Funding
Revenue (15%)	Improvement in this measure aligns with our overall growth strategy.	$346.6M	$304M	BELOW TARGET	13.2
Net income (10%) Adjusted to exclude stock-based compensation expense and restructuring charges.	Balance top-line growth with profitability.	$58.3M	$40.7M	BELOW THRESHOLD	0
Cash (5%) Total ending cash, restricted cash and marketable securities on the balance sheet, adjusted for stock repurchase program.	Balance top-line growth, profitability and cash generation while strengthening the balance sheet and managing receivables.	$182.9M	$167.0M	BELOW TARGET	4.5
Delivering key elements of product roadmap and demonstrate expected new product impact (30%)	Critical to our achievement of our multi-year strategic corporate priorities, specifically, increased adoption and frequency of use by our customers, the orthodontist and general practitioner dentist.			BELOW TARGET	25.8

Measure/Weight/Calculated	Why do we use this measure?(1)/(2)	Target	Achievement	Level of Achievement(3)	Funding
Deliver roadmap on scope and on schedule (30%)	Critical to our achievement of our multi-year strategic corporate priorities, specifically, increased adoption and frequency of use by our customers, the orthodontist and general practitioner dentist.			BELOW TARGET	19.4
Developing our people and organizational capability model (10%)	Critical to our achievement of our multi-year strategic corporate priorities			AT TARGET	10
TOTAL Annual Funding of Incentive Plan:					73

(1)
Management believes, and the Committee concurs, that the specific strategic initiatives and performance goals established for each of these strategic priorities represent confidential business information, the disclosure of which would result in meaningful competitive harm.

(2)
The Committee believes that the performance objectives established for each of these strategic initiatives represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain. For example, although we significantly over performed against our 2007 financial and strategic objectives, in each of 2004, 2005 and 2006 our executive officers were awarded approximately 90%, 80% and 91% of the target award opportunity, respectively.

(3)
The threshold performance and the level of performance at which the funding for that particular performance measure was capped is as follows:

•
a rating of zero unless the minimum performance level is achieved;

•
for financial measures, a rating ranging from 80% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level;

•
for strategic performance measures, a rating ranging from 0% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•
a rating of 100% to 225% if achievement meets or exceeds the target performance level, provided that net income must exceed 100% of target for any strategic performance measure to receive a rating above 100%.

•
Evaluate Achievement of Performance Measures.  Throughout the year, management evaluates progress against the achievement of the strategic priorities. At the end of the year, the Compensation Committee reviews with management its assessment of the company's performance against these goals. The weighted performance of each measure is then aggregated to obtain an overall bonus pool funding percentage. This percentage is then applied to the target bonus for each participant to achieve an overall funding level for the bonus pool. For example, if the performance warrants a 110% funding level, we multiply the target bonus for each participant by 110% and total the results to determine the overall bonus pool available for distribution. Company performance below financial targets automatically reduces only the payout related to that goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year. In order to ensure a minimum level of financial achievement, the Compensation Committee has determined that net income must exceed 100% of target to fund any non-financial metric in excess of 100% achievement. For example, if we achieve 80% of net income, notwithstanding actual achievement of 150% of a key strategic objective, funding for this non-financial objective would be capped at 100%. In addition, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team.

  •
  2008 Achievement Results.  Align's performance against the 2008 performance goals (as shown in the table above) yielded a composite score of approximately 73 percent, representing a significant decrease from the 2007 composite score of approximately 136 percent. The largest single difference from the prior year's result was a shortfall in revenue and net income compared to target levels established in the first quarter of 2008. In addition to financial performance, these awards also reflect our progress toward the achievement of our multi-year strategic plan, including the successful launch of Vivera, Invisalign Assist and Invisalign Teen. Although these newly launched products are having success in the market, the adoption rate is lower than targeted based on several factors, including the impact of the economy on consumer spending. Therefore, the level of achievement awarded to these strategic objectives was below target.

  Bonus Pool Allocation.

        While company performance drives funding of the overall bonus pool, we believe that individuals with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those performance targets are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. Using this as a guiding principle, the Committee uses its discretion to determine the allocation of the bonus pool between the executive management group, director level employees and other participants. For fiscal 2008, the Compensation Committee determined that the executive management group should bear the greatest responsibility for the underperformance of the financial and strategic objectives. As a result, although the company funding factor was approximately 73%, each executive officer received less than that amount as a percentage of their available target opportunity, whereas the company as a whole was allocated a higher percentage. Once the allocation is established, the Compensation Committee then considers each executive officer's performance in light of that individual's achievement of his or her individual goals. Individual performance is measured using the same performance factors used for determining merit-based increases in base salary. These individual performance measures are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is, in part, subjective.

  Awards to the NEOs for year 2008.

        The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2008. These awards are also set forth in the Summary Compensation Table on page 36 under the heading "Non-Equity Incentive Plan Compensation."

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award	Actual Incentive Award	Actual Award as % of Target
Current Executives
Thomas M. Prescott	100%	$519,840	$275,000	53%
Kenneth B. Arola	60%	$165,000	$101,000	61%
Len M. Hedge	70%	$220,500	$141,000	64%
Emory Wright	60%	$153,000	$108,000	71%
Roger E. George	60%	$175,680	$107,000	61%
Former Executives
Afsaneh Azadeh	60%		$0	0%
Sonia Clark	60%		$0	0%

        Although differences in bonus payouts among our executives were based in part on individual performance, we believe that individuals having a greater impact for achieving performance and strategic objectives should receive a greater proportion of the reward. As a result, since Mr. Wright's role is directly tied to the achievement of financial goals and critical strategic priorities, he received the highest percentage payout when compared to his target bonus. Mr. Prescott on the other hand, received the lowest percentage payout based on his ultimate responsibility for, and ability to influence and direct, overall company performance. The award made to Mr. Wright reflects his efforts in helping Align maintain strong gross margins despite fuel surcharges, increased transition costs related to relocation of our order acquisition operations from Santa Clara, California to Juarez, Mexico, as well as his leadership of in the transition of our customer facing organizations from Santa Clara, California to San Jose, Costa Rica.

        Former Executives.    Neither Ms. Azadeh nor Ms. Clark was eligible for a bonus. However, each was entitled to severance payments tied in part to their target bonuses for 2008. You can find more information about these payments below under the heading "Post-Employment Benefits for Afsaneh Azadeh and Sonia Clark".

        The corporate performance targets for 2009 are substantially similar to the categories used in 2008 as set forth above. However, we expect that a significantly higher percentage (between 60% to 70%) of the bonus calculation will be tied to the achievement of financial targets. We believe that there is a reasonable likelihood that we will achieve our corporate performance targets in 2009 at the "target" level.

  Long-Term, Equity-Based Incentive Awards.

        Long-term, equity-based incentive awards are generally targeted at or above competitive median levels with high performing executive officers being eligible for grants that approximate the 75th percentile. The Compensation Committee uses two forms of equity-based compensation: stock options and restricted stock units (contracts that give the recipients the right to receive shares as the units vest). The Committee believes that awards of stock options are inherently performance-based, as the recipient does not receive any benefit unless our stock price rises after the date the option is granted. The same attribute also directly links stock option compensation with stockholder value creation. Stock option awards are generally granted on an annual basis as a reward for past performance and as motivation for future performance that maximizes stockholder value. A grant of RSUs gives an executive the right to receive a specified number of shares of Align's common stock at no cost to the executive if the executive remains employed by Align until the RSUs vest. As a result, in contrast to stock options, the compensation value of an RSU does not depend solely on future stock price increases; at grant, a RSUs value is equal to Align's stock price. Although its value may increase or decrease with changes in the stock price during the period before vesting, a RSU will have value in the long-term, which we believe encourages retention. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options, and Align can offer comparable grant date compensation value with fewer shares and less dilution for our stockholders. In fact, due to this inherent value, based on the advice of our compensation consultant about competitive market practices, the Compensation Committee established that equivalent value is delivered by 3 options and 1 restricted stock unit. For example, in determining executive award levels an option for 300 shares would be treated as equal in value to a restricted stock unit award for 100 shares. Options and RSUs typically vest over a period of four years of service.

        In determining awards, the Compensation Committee does not issue a targeted number of options or RSUs. Instead, in consultation with Watson Wyatt and taking into account market comparison data and the executive's performance, the Compensation Committee first determines the total dollar value of the award to be granted to the NEO. Grants in fiscal 2008 and 2009 were comprised of an equal mix of stock options and RSUs, based upon their estimated fair market value (as determined under the Black-Scholes valuation model) and using the 3:1 ratio discussed above. The actual grant of awards is made by considering the individual's performance, using the same performance factors as those used for merit-based salary increases and bonus awards. While equity-based awards are focused primarily on motivating future performance, personal performance for the most recently completed fiscal year is considered in determining actual awards.

        Awards in 2008.    Annual long-term, equity-based incentive awards were made in February 2008. Each NEO received annual option grants to purchase shares of Align's common stock as well as restricted stock units as more fully described below in the section entitled "2008 Grants of Plan-based Awards". These annual awards reflect the Compensation Committee's goal of motivating future performance and to retain the individuals responsible for Align's exceptional 2007 corporate performance. These awards also reflect each individual's performance, the impact of that performance on the achievement of our strategic goals and objectives and on the executive team's performance. In addition to the annual equity grants, in 2008 the Compensation Committee also determined to grant a one-time award of equity to those individual employees (including executive officers) critically important to the achievement of our multi-year strategic plan. These grants will vest 1/3rd on the second year anniversary of the grant date with the remaining 2/3rd vesting on the third year anniversary of the grant date. The delayed vesting schedule (when compared to our standard vesting schedule) associated with these grants is intended to encourage participants (including NEOs) to focus on Align's achievement of specific, strategic objectives over a three-year performance cycle and to incent these critical employees to remain with the company. Based on the grant date fair value of these awards, the 2008 grants generally approximate the 75th percentile for comparable positions at peer companies.

        Awards in 2009.    Annual long-term, equity-based incentive awards for 2008 performance were made in February 2009. The Compensation Committee considered several factors in determining the size of the equity awards, including:

  •
  each NEOs role and scope of responsibilities and importance to the achievement of our critical strategic priorities in future years; and

  •
  his fiscal 2008 performance rating.

In addition, in consultation with Watson Wyatt, in reviewing the market comparison data, the Compensation Committee determined to discount the total dollar value of the award to be granted to the NEOs by approximately 30% to reflect the general decline in the stock prices of our peer group of companies and the NASDAQ generally since the data was originally compiled.

        Based on the grant date fair value of these awards, the 2009 grants generally approximate the 50th percentile for comparable positions at peer companies.

Name	Option Awards	RSU Awards
Thomas M. Prescott	116,500	40,000
Kenneth B. Arola	27,500	9,167
Len M. Hedge	42,390	14,130
Emory Wright	26,000	8,667
Roger E. George	25,000	8,333

        Post-Employment Compensation.    Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

  •
  a change of control; and

  •
  termination without cause or for convenience.

        In adopting the change of control provisions in these agreements, the Compensation Committee's primary objective was to ensure that our executives have sufficient security such that they are not biased against selling the company in the event a stockholder favorable M&A transaction is presented to the company. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Committee believes that our executive officers' active support of the transaction through closing would be critical in ensuring the success of such a transaction. Though the cash amounts payable to our executives in connection with a change of control are subject to a "double trigger" (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive must be terminated without cause or for convenience within 12 months of such change of control), the Committee adopted a "single trigger" for all executive officers (except our CEO) whereby the vesting of equity awards is accelerated by one year immediately upon a change of control. For our CEO, the Compensation Committee adopted a "single trigger" whereby 100% of his equity vests immediately upon a change of control. This structure was used to provide a more powerful retention incentive during change of control discussions. It was determined that the CEOs "single trigger" acceleration of 100% of his unvested equity is appropriate (rather than 12 months as is the case for each other NEO), since having the CEOs attention and commitment through to the closing of the change of control is of paramount importance to the ultimate success of the transaction.

        Severance benefits are payable in the event an executive is terminated without cause or for convenience. These benefits are intended to provide consideration for the employee's service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executives given that executive roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to had one of the termination or change of control events mentioned above occurred on December 31, 2008 as well as actual amounts paid in severance to Ms. Azadeh and Ms. Clark in 2008 are set forth in "—Payments Upon Termination or Change of Control."

        Other Compensation Arrangements.    Align provides the following benefits to our executives generally on the same basis as the benefits provided to all employees:

  •
  health and dental insurance;

  •
  life insurance;

  •
  short and long-term disability;

  •
  employee stock purchase plan; and

  •
  401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

        Corporate Tax Deduction on Compensation in Excess of $1 Million a Year.    The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options granted pursuant to the 2005 Plan qualify as "performance-based," other awards permitted by the terms of the 2005 Plan (such as restricted stock units) and certain other amounts paid under Align's compensation programs (such as salary and cash incentive payments) may not qualify for exemption from Section 162(m)'s deduction limitation. For 2008, approximately $724,658 of Mr. Prescott's compensation is not deductible under 162(m). The 2008 compensation for all of the other executive officers is fully deductible under 162(m) as the elements of compensation that are included under 162(m) (salary, cash incentive payments and restricted stock units) did not exceed $1,000,000 for the "covered employees" described above.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REPORT

        The following is the report of the Compensation Committee of the Board of Directors with respect to the year ended December 31, 2008. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee's review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE David E. Collins, George J. Morrow, Chair

 SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED 2008

        The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and Chief Financial Officer, our three next most highly compensated executive officers, as well as the two other executive officers whose employment terminated prior to December 31, 2008. Information is provided for 2006 and 2007 for each named executive officer who was also a named executive officer during those years.

        The supplemental tables presented in the footnotes to the Summary Compensation Table are provided as additional information for our stockholders and are not intended as a substitute for the information presented in the Summary Compensation Table, which is required by the rules of the Securities and Exchange Commission.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Current Executives
Thomas M. Prescott	2008	518,921		585,416	951,703	275,000	714	2,331,754
President, Chief Executive Officer and	2007	480,000		269,181	513,330	840,000	433	2,102,944
Director	2006	445,000		97,795	629,454	376,000	1,794	1,550,043
Kenneth M. Arola	2008	275,000		202,071	389,613	101,000	561	968,245
Vice President, Finance and Chief Financial	2007	242,652		36,273	195,976	157,227	428	632,556
Officer
Len M. Hedge	2008	315,000		307,081	482,941	141,000	1,143	1,247,166
Senior Vice President, Business Operations	2007	282,689		93,443	206,298	329,852	473	912,755
Emory Wright	2008	255,000		191,303	308,400	108,000	520	863,223
Vice President, Operations
Roger E. George	2008	292,496		168,319	293,907	107,000	598	862,321
Vice President, Legal & Corporate Affairs,	2007	279,700		87,047	189,802	296,435	470	853,454
General Counsel & Corporate Secretary
Former Executives
Afsaneh Azadeh(6)	2008	155,591		280,557	650,519		500,485	1,587,151
Former Vice President, Information
Technology
Sonia Clark(7)	2008	274,854		121,781	426,551		753,927	1,577,113
Former Vice President, Human Resources

(1)
The base salaries for 2009 for Messrs. Prescott, Arola, Hedge, Wright and George are $519,840, $275,000, $315,000, $255,000 and 292,799, respectively.

(2)
Except for the proviso noted in the second sentence of this footnote, the dollar value of the stock awards and option awards, as applicable, represent the dollar amount recognized for financial statement reporting purposes for the year shown in accordance with SFAS 123 (revised 2004) "Share-Based Payment" ("SFAS 123R") and therefore include amounts from awards granted in that year and prior years. Under SFAS 123R, Align's estimate of fair value requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), related tax effects and future forfeitures; provided that, in accordance with the rules and regulations of the SEC, the compensation cost disclosed above, does not include an estimate of forfeitures related to service-based vesting conditions. Rather, compensation costs for these awards are disclosed assuming that the named executive officer will perform the requisite service to vest in the award. A more complete discussion of the relevant assumptions for awards granted in 2008, 2007 and 2006 is contained in Note 10 to Align's Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and is incorporated into this proxy statement by reference. For awards granted in 2005 and 2004 a more complete discussion of the relevant assumptions for such awards is contained in Note 7 to Align's Notes to Consolidated Financial Statements in our Annual Report on From 10-K for the year ended December 31, 2005 and is incorporated into this proxy statement by reference.

(3)
Ms. Azadeh left Align in July 2008.

(4)
Ms. Clark left Align in December 2008.

Grant Date Fair Value vs. Market Value of "Stock Awards"

        Due to the decline in our stock price, if the stock awards for which expenses are shown in this column were valued in accordance with the market value of Align's common stock as of December 31, 2008 rather than the grant date fair value reflected in the Summary Compensation Table, their valuations would differ as shown in the following supplemental table.

Value of Stock Awards vs. FAS 123R Expense (Supplemental Table)

	Based on Grant Date Fair Value(a)			Based on 12/31/2008 Market Value ($8.75)(b)
Name	2008 Grants ($)	Prior Year Grants ($)	Total ($)	2008 Grants ($)	Prior Year Grants ($)	Total ($)
Thomas M. Prescott	291,187	294,229	585,416	195,992	207,912	403,904
Kenneth B. Arola	50,858	151,213	202,071	34,458	81,310	115,768
Len M. Hedge	70,949	236,132	307,081	47,754	135,777	183,531
Emory Wright	42,691	148,612	191,303	29,000	83,497	112,496
Roger E. George	71,868	96,451	168,319	48,373	63,472	111,845

(a)
Reflects value in the Stock Awards column of the Summary Compensation Table.

(b)
Based on number of restricted stock units vested multiplied by the price of our common stock on December 31, 2008.

Value of Option Awards vs. FAS 123R Expense (Supplemental Table)

Name	Grant Date	Share Price at Grant Date ($)	Option Grant Date Fair Value per Share ($)(a)	Total Shares	FY08 Expense per FAS 123R ($)(b)	FY08 Expense Assuming Intrinsic Value as of 12/31/08 ($8.75) ($)(c)
Thomas M. Prescott	2/24/2006	8.38	5.4779	135,000	184,879	12,487
	2/20/2007	17.88	10.9153	120,000	328,320	0
	2/20/2008	13.00	6.4977	140,000	195,730	0
	2/20/2008	13.00	6.4977	130,000	242,774	0
					951,703	12,487
Kenneth B. Arola	8/1/2005	6.56	4.4516	125,000	66,851	32,888
	2/24/2006	8.38	5.4779	20,000	27,389	1,850
	2/20/2007	17.88	10.9153	18,500	50,613	0
	12/14/2007	17.77	8.926	75,000	167,235	0
	2/20/2008	13.00	6.4977	15,000	20,971	0
	2/20/2008	13.00	6.4977	24,000	44,820	0
	4/1/2008	12.40	6.2525	10,000	11,734	0
					389,613	34,738
Len M. Hedge	2/24/2006	8.38	5.4779	50,750	69,498	4,694
	2/20/2007	17.88	10.9153	45,000	123,118	0
	12/14/2007	17.77	8.926	85,000	189,531	0
	2/20/2008	13.00	6.4977	20,000	27,961	0
	2/20/2008	13.00	6.4977	39,000	72,832	0
					482,941	4,694
Emory Wright	2/24/2006	8.38	5.4779	27,000	36,976	2,498
	2/20/2007	17.88	10.9153	18,500	50,613	0
	12/14/2007	17.77	8.926	70,000	156,086	0
	2/20/2008	13.00	6.4977	13,020	18,203	0
	2/20/2008	13.00	6.4977	18,000	33,615	0
	4/1/2008	12.40	6.2525	11,000	12,908	0
					308,400	2,498
Roger E. George	2/24/2006	8.38	5.4779	45,000	61,626	4,162
	2/20/2007	17.88	10.9153	45,000	123,114	0
	2/20/2008	13.00	6.4977	32,000	44,738	0
	2/20/2008	13.00	6.4977	34,500	64,429	0
					293,907	4,162

(a)
The option grant date fair value per share is based on the Black-Scholes option pricing model, using assumptions in the calculation of these amounts as set forth in footnote (2) to our audited financial statements for fiscal 2008 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(b)
Reflects values under Option Awards column of the Summary Compensation Table. The fiscal 2008 expense in accordance with FAS 123R is calculated as follows: Total options multiplied by the option grant date fair value per share and divided by the number of months for the full vesting period = expense per month. For grants in fiscal 2008, the expense commenced on the grant date of February 20, 2008.

(c)
The fiscal 2008 expense assuming intrinsic value is calculated as in footnote (b), but uses the intrinsic value instead of the option grant date fair value.

Non-Equity Incentive Plan Compensation

        The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under "Compensation Discussion and

Analysis—Variable Cash Incentive Awards—Corporate Performance Targets and Individual Performance Measures".

All Other Compensation

        Align pays life insurance and AD&D premiums for all of its employees, including its NEOs. Amounts in this column for each NEO except for Mr. Hedge, Ms. Azadeh and Ms. Clark relate to these premiums.

Name	Dollar Value of Life Insurance Premiums	Inventor Award	Severance and Other Post- Employment Compensation
Current Executives
Len M. Hedge	$643	$500
Former Executives
Afsaneh Azadeh	$302		$500,183
Sonia Clark	$544		$753,381

        Mr. Hedge received $500 for an inventor reward.

        For Ms. Azadeh, this amount includes severance of $495,930 and $4,253 for accrued vacation time. For Ms. Clark, this amount includes severance of $722,575 and $30,806 for accrued vacation time. You can find more information about the severance payments below under the heading "Post-Employment Benefits for Afsaneh Azadeh and Sonia Clark".

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2008

        The following table sets forth information regarding:

  •
  cash amounts that could have been received in 2008 by our NEOs under the terms of our performance-based incentive plan; and

  •
  stock option and restricted stock unit awards granted by the Compensation Committee to our NEOs in 2008, reflected on an individual grant basis.

2008 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Options and Awards ($)
Current Executives
Thomas M. Prescott				519,840
	Retention	2/7/2008					130,000	$13.00	844,701
	2/20/2008
	Annual	2/7/2008					140,000	$13.00	909,678
	2/20/2008
	Retention	2/7/2008				42,000			546,000
	2/20/2008
	Annual	2/7/2008				48,000			624,000
	2/20/2008
Kenneth B. Arola				165,000
	Retention	2/7/2008					24,000	$13.00	155,945
	2/20/2008
	Annual	2/7/2008					15,000	$13.00	97,466
	2/20/2008
	Annual	3/26/2008					10,000	$12.40	62,525
	4/1/2008
	Retention	2/7/2008				8,000			104,000
	2/20/2008
	Annual	2/7/2008				5,000			65,000
	2/20/2008
	Annual	3/26/2008				3,000			37,200
	4/1/2008
Len M. Hedge				220,500
	Retention	2/7/2008					39,000	$13.00	253,410
	2/20/2008
	Annual	2/7/2008					20,000	$13.00	129,954
	2/20/2008
	Retention	2/7/2008				13,000			169,000
	2/20/2008
	Annual	2/7/2008				8,000			104,000
	2/20/2008
Emory Wright				153,000
	Retention	2/7/2008					18,000	$13.00	116,959
	2/20/2008
	Annual	2/7/2008					13,020	$13.00	84,600
	2/20/2008
	Annual	3/26/2008					11,000	$12.40	68,778
	4/1/2008
	Retention	2/7/2008				6,000			78,000

Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Options and Awards ($)
	2/20/2008
	Annual	2/7/2008				4,335			56,355
	2/20/2008
	Annual	3/25/2008				3,500			43,400
	4/1/2009
Roger E. George				175,680
	Retention	2/7/2008					34,500	$13.00	$224,171
	2/20/2008
	Annual	2/7/2008					32,000	$13.00	$207,926
	2/20/2008
	Retention	2/7/2008				11,000			$143,000
	2/20/2008
	Annual	2/7/2008				11,000			$143,000
	2/20/2008
Former Executives
Sonia Clark	Retention	2/7/2008					34,000	$13.00	220,922
	2/20/2008
	Annual	2/7/2008					30,000	$13.00	194,931
	2/20/2008
	Retention	2/7/2008				10,000			130,000
	2/20/2008
	Annual	2/7/2008				10000			130,000
	2/20/2008

        Approval Date.    The Compensation Committee met on February 7, 2008 to finalize the grant of annual equity awards. Upon approval of the stock option and restricted stock unit grants for each NEO, the Compensation Committee determined that the actual date of grant would be February 20, 2008. This grant date was chosen in order to allow sufficient time for the CEO to notify each named executive officer and other members of the management team of the grant.

        Estimated Possible Payouts under Non-Equity Incentive Plan Awards.    The amounts shown under this column represent the range of possible dollar payouts the NEOs could have earned for 2008. For 2008, the target cash incentive award for each NEO (other than the CEO and the Senior VP, Business Operations) was 60% of his or her base salary and, for the CEO and Senior VP, Business Operations was 100% and 70% of his base salary, respectively, based upon the achievement of specified performance objectives. Each year, senior management sets corporate financial and critical strategic priorities for Align and individual performance measures for each executive officer, which are reviewed and approved by the Compensation Committee. The final determination of the percentage of the total bonus pool available for distribution is based on relative achievement of the corporate financial and critical strategic priorities. For a description of the performance objectives applicable to the receipt of these payments, see "Compensation Discussion and Analysis—Annual Cash Incentive (Bonus) Awards". The actual amount paid to each NEO in 2008 is set forth in the Summary Compensation Table above in the column "Non-Equity Incentive Plan Compensation".

  •
  Threshold.  There is no threshold performance level. Rather, company performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year. The Compensation Committee, however, in order to ensure a minimum level of financial achievement prior to increasing the payout due to achievement of these strategic priorities, has determined that net income must exceed 100% of target to fund any non-financial metric in excess of 100% achievement. For example, if we achieve 80% of net income, even if the actual achievement of a key strategic objective is 150%, funding for this non-financial objective would be capped at 100%.

  •
  Target.  The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of his target.

  •
  Maximum.  Although each financial and strategic objective is capped at 225% for funding the total pool available for distribution, there is no maximum amount that an NEO could receive.

        Stock Awards.    Stock awards represent grants of restricted stock units ("RSUs") under our 2005 Incentive Plan. In accordance with the terms of the 2005 Incentive Plan, any grants of RSUs will reduce shares available for grant under the 2005 Incentive Plan at a 2:1 ratio. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each named executive officer will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO.

  •
  Vesting Schedule for Annual Awards.  The RSUs will result in payment to the NEO only if the vesting criteria are met. Typically, each RSU vests over a four year period, with 25% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in four years.

  •
  Vesting Schedule for Retention Awards.  In addition to the annual equity grants, in 2008 the Compensation Committee determined to grant a one-time award of equity to those individual employees (including executive officers) critically important to the achievement of our multi-year strategic plan. These grants will vest 1/3rd on the second year anniversary of the grant date with the remaining 2/3rd vesting on the third year anniversary of the grant date. The delayed vesting schedule (when compared to our standard vesting schedule described above) associated with these grants is intended to encourage participants (including NEOs) to focus on Align's achievement of specific, strategic objectives over a three-year performance cycle and to incent these critical employees to remain with the company

        Option Awards.    Stock option awards were granted under our 2005 Incentive Plan. Each option grant allows the NEO to acquire shares of Align common stock at the closing market price on the date of grant. As a result, the option grants will provide a return only if the executive remains with Align and only if the market price of Align's common stock appreciates over the term of the option. The term of each option award is ten years.

  •
  Vesting Schedule for Annual Rewards.  Typically, each option vests over a four year period, with 25% of the shares subject to the option award vesting on the one year anniversary of the date of grant and 1/48th of the shares subject to the award vesting each month thereafter, subject to the NEO's continued service through the vesting date.

  •
  Vesting Schedule for Retention Awards.  In addition to the annual equity grants, in 2008 the Compensation Committee determined to grant a one-time award of equity to those individual employees (including executive officers) critically important to the achievement of our multi-year strategic plan. These grants will vest 1/3rd on the second year anniversary of the grant date with the remaining 2/3rd vesting on the third year anniversary of the grant date. The delayed vesting schedule (when compared to our standard vesting schedule described above) associated with these grants is intended to encourage participants (including NEOs) to focus on Align's achievement of specific, strategic objectives over a three-year performance cycle and to incent these critical employees to remain with the company.

        Grant Date Fair Value.    Subject to the proviso noted in the second sentence of this paragraph, the grant date fair value of the option and stock award was determined under the Black Scholes pricing model in accordance with SFAS 123R. Under SFAS 123R, Align's estimate of fair value requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), related tax effects and future forfeitures; provided that, in accordance with the rules and regulations of the SEC, the compensation cost disclosed above does not include an estimate of forfeitures related to service-based vesting conditions. Rather, compensation costs for these awards are disclosed assuming that the NEO will remain employed by the company for a sufficient period of time to fully vest in the award. A more complete discussion of the relevant assumptions is contained in Note 10 to Align's Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and is incorporated into this proxy statement by reference.

        Timing of Stock Option Grants.    The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

  •
  Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options;

  •
  consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers described in the next bullet point) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two month's prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1 grants will cover new hires starting between March 16, 2009 and April 15, 2009;

  •
  as part of the compensation package offered to new executives, incentive grants for these individuals are generally awarded as of the first day of their employment;

  •
  annual incentive grants are made on the same day for all employees (including executive officers); in fiscal 2009 and 2008 such date was February 20. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant; and

  •
  all grants of options to our executive officers and other employees, as well as to our directors are granted with exercise prices equal to the fair value of the underlying shares of common stock on the grant date, as determined by our Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR END

        The following table provides information relating to unexercised options, stock that has not vested and equity incentive plan awards for each NEO as of December 31, 2008.

	Option Awards
					Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
								Stock Awards
	Number of securities underlying unexercised options (#) Exercisable(1)		Number of securities underlying unexercised options (#) Unexercisable
Name						Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(18)
Thomas M. Prescott	328,596		—			4.95	3/27/2012
	137,499		—			6.15	4/23/2013
	150,000	(2)	—			18.73	3/12/2014
	150,000	(2)	—			7.35	2/22/2015
	93,494		39,375	(3)		8.38	2/24/2016
	55,000		65,000	(4)		17.88	2/20/2017
	—		130,000	(5)		13.00	2/20/2018
	—		140,000	(6)		13.00	2/20/2018
								17,188	(7)	150,395
								22,500	(8)	196,875
								42,000	(5)	367,500
								48,000	(9)	420,000
Kenneth B. Arola	51,166		20,834	(10)		6.56	8/1/2015
	14,166		5,834	(3)		8.38	2/24/2016
	8,479		10,021	(4)		17.88	2/20/2017
	18,750		56,250	(11)		17.77	12/14/2017
	—		24,000	(5)		13.00	2/20/2018
	—		15,000	(6)		13.00	2/20/2018
	—		10,000	(12)		12.40	4/1/2018
								1,875	(7)	16,406
								3,466	(8)	30,328
								18,750	(13)	164,063
								8,000	(5)	70,000
								5,000	(9)	43,750
								3,000	(14)	26,250
Len M. Hedge	75,000		—			4.18	2/26/2012
	81,000					6.15	4/23/2013
	61,000	(2)				18.73	3/12/2014
	120,000	(2)				7.35	2/22/2015
	35,947		14,803	(3)		8.38	2/24/2016
	20,625		24,375	(4)		17.88	2/20/2017
	21,250		63,750	(11)		17.77	12/14/2017
	—		39,000	(5)		13.00	2/20/2018
	—		20,000	(6)		13.00	2/20/2018
								5,329	(7)	46,629
								8,438	(8)	73,833
								22,500	(13)	196,875
								13,000	(5)	113,750
								8,000	(9)	70,000

	Option Awards
					Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
								Stock Awards
	Number of securities underlying unexercised options (#) Exercisable(1)		Number of securities underlying unexercised options (#) Unexercisable
Name						Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(18)
Emory Wright	2,813		—			6.15	4/23/2013
	2		—			7.35	2/22/2015
	19,125		7,875	(3)		8.38	2/24/2016
	8,479		10,021	(4)		17.88	2/20/2017
	17,500		52,500	(11)		17.77	12/14/2017
	—		18,000	(5)		13.00	2/20/2018
	—		13,020	(6)		13.00	2/20/2018
			11,000	(12)		12.40	4/1/2018
								2,813	(7)	24,614
								3,466	(8)	30,328
								17,250	(13)	150,938
								6,000	(5)	52,500
								4,335	(9)	37,931
								3,500	(14)	30,625
Roger E. George	54,500	(2)	—			18.73	3/12/2014
	16,771	(2)	—			7.35	2/22/2015
	15,938		13,125			8.38	2/24/2016
	20,625		24,375			17.88	2/20/2017
			34,500			13.00	2/20/2018
			32,000			13.00	2/20/2018
								4,375	(7)	38,281
								8,438	(8)	73,833
								11,000	(5)	96,250
								11,000	(9)	96,250
Former Executive
Sonia Clark	67,085		26,250	(15)		6.98	9/25/2016
	13,750		16,250	(16)		13.00	2/20/2018
Afsaneh Azadeh(17)			34,000	(5)		13.00	2/20/2018

(1)
Unless otherwise noted, stock options vest at a rate of 25% of the total number of shares subject to the option on the first year anniversary of the date of grant with 1/48th of the total number of shares subject to the option vesting monthly thereafter.

(2)
On October 6, 2005, the Compensation Committee approved the acceleration of vesting of all unvested stock options with exercise prices greater than $7.10. The fair market value of Align's common stock on the date of the acceleration was $6.41 as quoted on the Nasdaq Global Market. The Compensation Committee required that, as a condition to the acceleration of options held by executive officers, each officer agree to refrain from selling common stock acquired upon exercise of accelerated options until the date on which exercise would have been permitted under the options' pre-acceleration terms or, if earlier, the executive officer's last day of employment or upon a "change of control".

(3)
25% of the shares subject to this option vested on 2/24/2007 with 1/48th vesting monthly thereafter for full vesting on 2/24/2010.

(4)
25% of the shares subject to this option vested on 2/20/2008 with 1/48th vesting monthly thereafter for full vesting on 2/20/2011.

(5)
1/3 of the shares subject to this equity award vest on 02/20/2010 with 2/3 of the shares subject to this equity award vesting on 2/20/2011.

(6)
25% of the shares subject to this option vest on 2/20/2009 with 1/48th vesting monthly thereafter for full vesting on 2/20/2012.

(7)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year anniversary of the date of grant and 1/16th of the total number of shares subject to the restricted stock unit vesting quarterly thereafter, on 2/24/2007, 5/24/2007, 8/24/2007, 11/24/2007, 2/24/2008, 5/24/2008, 8/24/2008, 11/24/2008, 2/24/2009, 5/24/2009, 8/24/2009, 11/24/2009 and 2/24/2010.

(8)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year anniversary of the date of grant and 1/16th of the total number of shares subject to the restricted stock unit vesting quarterly thereafter, on, 02/20/2008, 05/20/2008, 08/20/2008, 11/20/2008, 02/20/2009, 05/20/2009, 08/20/2009, 11/20/2009, and 02/20/2010, 05/20/2010, 08/20/2010, 11/20/2010 and 02/20/2011

(9)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/20/2009, 02/20/2010, 02/20/2011 and 02/20/2012.

(10)
25% of the shares subject to this option vested on 8/1/2006 with 1/48th vesting monthly thereafter for full vesting on 8/1/2009.

(11)
25% of the shares subject to this option will vest on 12/14/2008 with 1/48th vesting monthly thereafter for full vesting on 12/14/2011.

(12)
25% of the shares subject to this option vest on 4/01/2009 with 1/48th vesting monthly thereafter for full vesting on 4/1/2012.

(13)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 12/14/2008, 12/14/2009, 12/14/2010 and 12/14/2011.

(14)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the firs year, second year, third year and fourth year anniversary of the date of grant for vesting on 04/01/2009, 04/01/2010, 04/01/2011 and 04/01/2012

(15)
Pursuant to the Employment Agreement between Ms. Clark and Align, 35,000 shares subject to this option (which is an amount equal to 12 months of vesting) accelerated upon Ms. Clark's termination of employment.

(16)
Pursuant to the Employment Agreement between Ms. Clark and Align, 13,750 shares subject to this option (which is an amount equal to 12 months of vesting) accelerated upon Ms. Clark's termination of employment.

(17)
Pursuant to the Employment Agreement between Ms. Azadeh and Align, 48,228 shares subject to outstanding options and 9,375 shares subject to outstanding RSUs (which represent amounts under then existing option and RSU grants equal to 12 months of vesting) accelerated upon Ms. Azadeh's termination of employment. None of these shares remained outstanding as of December 31, 2008.

(18)
Based on the closing price of Align's common stock on December 31, 2008, which was $8.75 per share.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2008

        The following table provides information concerning each exercise of stock options, and each vesting of restricted stock units, for each NEO during the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested Table for Fiscal Year Ended 2008

			Stock Awards
	Option Awards
			Number of Shares Acquired on Vesting (#)(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)		Value Realized on Vesting ($)
Current Executives
Thomas M. Prescott			31,250	364,819
Kenneth B. Arola			10,445	98,219
Len M. Hedge			18,324	185,506
Emory Wright			10,695	102,830
Roger E. George			10,062	117,959
Former Executives
Afsaneh Azadeh			9,375	93,844
Sonia Clark	46,665	282,981	10,000	94,758

(1)
Value realized represents the fair market value of the underlying securities at the time of exercise less the exercise price of the options.

(2)
The amount represents the gross amount of shares vested under an RSU award. However, because RSUs are taxable to the individuals when they vest, the number of shares we issue to each of our named executive officers is net of applicable withholding taxes which are paid by us on their behalf.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL

Current Named Executive Officers (Other than the CEO)

        We enter into employment agreements with each of our executive officers. Each employment agreement with our NEOs (other than the CEO) contains substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms "cause", "good reason" and "change of control" is described more fully at the end of this section under the heading "Employment Agreement Definitions".

        The following table describes the potential payments upon termination or a change of control for each of our NEOs (other than the CEO):

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Kenneth B. Arola	Severance Payment	$605,000	$605,000
	Equity
	Stock Options	$47,476	$47,785	$47,476
	Restricted Stock Units	$98,790	$350,796	$98,790
	Health and Welfare Benefits	$9,976	$9,976
	Total	$761,242	$1,013,557	$146,266
Len M. Hedge	Severance Payment	$865,352	$865,352
	Equity
	Stock Options	$4,694	$5,477	$4,694
	Restricted Stock Units	$153,234	$501,086	$153,234
	Health and Welfare Benefits	$22,629	$22,629
	Total	$945,909	$1,394,544	$157,928
Emory Wright	Severance Payment	$561,000	$561,000
	Equity
	Stock Options	$2,497	$2,913	$2,497
	Restricted Stock Units	$100,616	$326,935	$100,616
	Health and Welfare Benefits	$22,629	$22,629
	Total	$686,742	$913,477	$103,113
Roger E. George	Severance Payment	$764,913	$764,913
	Equity
	Stock Options	$6,660	$4,856	$4,162
	Restricted Stock Units	$237,339	$304,614	$87,500
	Health and Welfare Benefits	$22,629	$22,629
	Total	$1,031,541	$1,097,012	$91,662

        All amounts are estimated based on an assumed triggering date of December 31, 2008 and the closing sales price of our common stock on the Nasdaq Global Market on December 31, 2008 of $8.75, which was the last trading day of the year.

        Termination Unrelated to a Change of Control.    A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Each employment agreement with our NEOs (other than the CEO) provides that in the event the executive's employment is terminated without cause or if the executive resigns for good reason, such executive will:

  (a)
  immediately vest in an additional number of shares under all outstanding equity awards as if he had performed 12 additional months of service; and

  (b)
  such executive is entitled to receive a lump sum payment equal to:

  (i)
  his then current annual base salary;

  (ii)
  the then current year's target bonus, prorated for the number of days such executive has been employed during the year; and

  (iii)
  the greater of the then current year's target bonus or the prior year's actual bonus.

        Each employment agreement also provides that Align will pay the NEO's monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.

        As of December 31, 2008, the following number of shares subject to option awards and their respective exercise price that would be subject to acceleration upon (A) termination without cause or good reason not related to a change of control or (B) immediately upon a change of control were "underwater" and held no immediate value.

	Arola	Hedge	Wright	George
Number of Options	4,625	11,250	4,625	11,250
Exercise Price	$17.88	$17.88	$17.88	$17.88
Number of Options	18,750	21,250	17,500	14,666
Exercise Price	$17.77	$17.77	$17.77	$13.00
Number of Options	6,875	9,166	5,967
Exercise Price	$13.00	$13.00	$13.00
Number of Options	4,166		4,583
Exercise Price	$12.40		$12.40

        A Termination Related to a Change of Control.    A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with our NEOs (other than the CEO) provides that, if, within 12 months of a change of control either the executive's employment is terminated without cause or the executive resigns for good reason then the executive will:

  (a)
  immediately vest in all outstanding equity awards; and

  (b)
  be entitled to a payment (payable in a lump sum) equal to:

  (i)
  his then current annual base salary;

  (ii)
  the then current year's target bonus prorated for the number of days the executive has been employed during the year, and

  (iii)
  the greater of the then current year's target bonus or the prior year's actual bonus.

        Each employment agreement also provides that Align will pay the NEO's monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment. As of December 31, 2008, the following number of shares subject to option awards and their respective exercise price that would be subject to acceleration upon termination without cause or good reason related to a change of control were "underwater" and held no immediate value.

	Arola	Hedge	Wright	George
Number of Options	10,021	24,375	10,021	24,375
Exercise Price	$17.88	$17.88	$17.88	$17.88
Number of Options	56,250	63,750	52,500	66,500
Exercise Price	$17.77	$17.77	$17.77	$13.00
Number of Options	39,000	59,000	31,020
Exercise Price	$13.00	$13.00	$13.00
Number of Options	10,000		11,000
Exercise Price	$12.40		$12.40

        Change of Control Only.    Each employment agreement with our NEOs (other than the CEO) provides that in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding equity awards as if he had performed 12 additional months of service.

        Conditions to Payment.    Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Chief Executive Officer

        Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in April 2005. Mr. Prescott's employment agreement was further amended and restated in March 2007 to include new language intended to avoid the imposition of taxes pursuant to Section 409A of the Internal Revenue Code on certain payments to Mr. Prescott. The employment agreement provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.

        The following table describes the potential payments upon termination or a change of control for our Chief Executive Officer. Note that all amounts are estimated based on an assumed triggering date of December 31, 2008 and the closing sales price of our common stock on the Nasdaq Global Market on December 31, 2008 of $8.75, which was the last trading day of the year.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Thomas M. Prescott	Severance Payment	$2,399,520	$2,399,520
	Equity
	Stock Options		$14,569	$14,569
	Restricted Stock Units		$1,134,770	$1,134,770
	Health and Welfare Benefits	$33,944	$33,944
	Total	$2,433,464	$3,582,803	$1,149,339

        Termination Unrelated to a Change of Control.    A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. In the event Mr. Prescott is terminated without cause or resigns for good reason, Mr. Prescott is entitled to a payment (payable in a lump sum) equal to:

  (a)
  twice his then current annual base salary;

  (b)
  the then current year's target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

  (c)
  the greater of 150% of the then current year's target bonus or the prior year's actual bonus.

        As of December 31, 2008, 65,000 options and 270,000 options granted to Mr. Prescott at an exercise price of $17.88 and $13.00 per share, respectively, which would be subject to acceleration upon a change of control were "underwater" and held no immediate value.

        Mr. Prescott's employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.

        Termination Related to a Change of Control.    A termination related to a change of control is a termination that occurs within 12 months from the change of control date. If within 12 months of a change of control either Mr. Prescott's employment is terminated without cause or Mr. Prescott resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

  (a)
  twice his then current annual salary;

  (b)
  the then current year's target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

  (c)
  the greater of 150% of the then current year's target bonus or the prior year's actual bonus.

        As of December 31, 2008, 65,000 options and 270,000 options granted to Mr. Prescott at an exercise price of $17.88 and $13.00 per share, respectively, which would be subject to acceleration upon a change of control were "underwater" and held no immediate value.

        Mr. Prescott's employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.

        Change of Control Only.    In the event of a change of control, Mr. Prescott will immediately vest in all outstanding equity awards.

        Conditions to Payment.    Prior to receiving any payments upon termination of employment, Mr. Prescott must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Prescott has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Employment Agreement Definitions

        Definition of Cause.    In each employment agreement described above, cause means any of the following:

  •
  unauthorized use or disclosure of the confidential information or trade secrets of Align;

  •
  any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

  •
  conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

  •
  misappropriation of the assets of Align or any act of fraud or embezzlement by the executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs;

  •
  intentional misconduct; or

  •
  the executive's failure to satisfactorily perform his or her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.

        Definition of Good Reason.    In each employment agreement described above, good reason means the executive's resignation within ninety (90) days of the occurrence of any one or more of the following events:

  •
  the executive's position, authority or responsibilities being significantly reduced;

  •
  the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

  •
  the executive's annual base salary or bonus being reduced; or

  •
  the executive's benefits being materially reduced.

        Definition of Change of Control.    In each employment agreement described above, change of control means any of the following:

  •
  a sale of all or substantially all of Align's assets;

  •
  the acquisition of more than 50% of the common stock of Align by any person or group of persons;

  •
  a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

  •
  in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Post-Employment Benefits for Afsaneh Azadeh and Sonia Clark

        The table below shows the benefits to Ms. Azadeh and Ms. Clark received under their employment agreements in connection with their termination of employment.

Severance	Afsaneh Azadeh		Sonia Clark
Amount equal to 2008 base salary	$254,520		$266,987
Amount equal to 2008 target bonus pro rated for number of days employed in 2008	$91,627		$160,192
Amount equal to the greater of the then-2008 target bonus or the prior year's actual bonus	$152,712		$266,987
Amount equal to 12 months of COBRA	$25,808		$25,808
Amount for outplacement services			$2,600
12 months of accelerated vesting	$93,843	(1)	$54,688	(2)
TOTAL	$618,510		$786,065

(1)
Based on the price of our common stock on the date of acceleration of $10.01.

(2)
Based on the price of our common stock on the date of acceleration of $8.75.

Other Termination of Employment and Change of Control Arrangements

        In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 2005 Incentive Plan to accelerate the vesting of outstanding options and restricted stock units immediately upon an acquisition or change in ownership or majority of the Board.

PRINCIPAL STOCKHOLDERS

        Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 27, 2009 by:

  •
  each stockholder known by us to own beneficially more than 5% of our common stock;

  •
  each of our executive officers named in the summary compensation table on page 36 of this proxy statement;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined based on the rules of the SEC. The column captioned "Total Shares Beneficially Owned" represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable and restricted stock units that will vest on or before May 26, 2009. The number of shares subject to options that each beneficial owner has the right to acquire and restricted stock units that will vest on or before May 26, 2009 is listed separately under the column "Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 26, 2009." These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. "Percentage of Outstanding Shares Beneficially Owned" is based upon 66,176,417 shares of our common stock outstanding as of March 27, 2009. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 881 Martin Avenue, Santa

Clara, California 95050. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 26, 2009(1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Gordon Gund, family members and affiliated entities(2)	7,957,150		7,957,150	12.02%
Kornitzer Capital Management Inc.(3)	6,111,475		6,111,475	9.24%
Bank of New York Mellon Corporation(4)	4,080,809		4,080,809	6.17%
OrbiMed Advisors(5)	4,062,400		4,062,400	6.14%
Healthcor Management L.P.(6)	4,000,000		4,000,000	6.04%
D.F. Dent & Company, Inc.(7)	3,514,182		3,514,182	5.31%
Joseph Lacob(8)	1,175,097	31,000	1,206,097	1.82%
Thomas M. Prescott	167,413	990,837	1,158,250	1.75%
Kenneth B. Arola	9,673	126,308	135,981	*
Len M. Hedge	60,908	441,901	502,809	*
Emory Wright	10,637	68,818	79,455	*
Roger E. George	11,504	129,019	140,523	*
Afsaneh Azadeh	0	0	0	*
Sonia Clark	6,422	0	6,422	*
David Collins	31,000	73,000	104,000	*
C. Raymond Larkin, Jr.	24,660	128,000	152,660	*
George J. Morrow	8,000	79,250	87,250	*
Greg J. Santora	3,000	122,000	125,000	*
Warren S. Thaler	124,004	98,000	222,004	*
All current executive officers and directors as a group (15 persons)	1,647,761	2,563,222	4,210,983	6.36%

*
Less than 1%

(1)
Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 26, 2009. This column includes the full amount of restricted stock units that will vest on or before May 26, 2009, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.

(2)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 449, Princeton, New Jersey 08542.

(3)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. The address for Kornitzer Capital Management Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(4)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. Includes shares held by direct and indirect subsidiaries. The mailing address for The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

(5)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. The mailing address for OrbiMed Advisors LLC is 767 Third Avenue, 30th Floor, New York, NY 10017.

(6)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. The mailing address for HealthCor Management, L.P. is Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019.

(7)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. The address for D.F. Dent & Company, Inc. is 2 East Read Street, 6th floor, Baltimore, Maryland 21202.

(8)
Includes 1,026,300 shares held by the Joseph S. Lacob Trust and 148,767 shares held by Lacob Children's Trust. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2008, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements; with the exception of Warren S. Thaler who inadvertently filed one Form 4 late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, approval or ratification of transactions with related persons

        Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align's principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a "Related Party"). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

  •
  you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

  •
  you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board of Directors and such interest must be approved by the Audit Committee.

 OTHER MATTERS

        We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend or, if the Board of Directors has not provided a recommendation, in accordance with their own judgment.

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF ALIGN TECHNOLOGY, INC.
Dated: April 22, 2009

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MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card		C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - David E. Collins	☐	☐	02 - Joseph Lacob	☐	☐	03 - C. Raymond Larkin, Jr.	☐	☐
04 - George J. Morrow	☐	☐	05 - Thomas M. Prescott	☐	☐	06 - Greg J. Santora	☐	☐
07 - Warren S. Thaler	☐	☐

		For	Against	Abstain
2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Technology, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2009.	☐	☐	☐	3.

 Upon such other matters as may properly come before or incidental to the conduct of the Annual Meeting of Stockholders, the proxies shall vote in accordance with their own judgment. Align Technology, Inc. is not presently aware of any such matters to be presented for action at the meeting.

B				Non-Voting Items
Change of Address — Please print new address below.

C				Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.

		C 1234567890 7 1 A V	J N T 0 2 1 4 9 5 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	01156B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Align Technology, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2009 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2009 Annual Meeting of Stockholders and hereby appoints Thomas M. Prescott and Kenneth B. Arola or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Thursday, May 21, 2009 at 10:00 am Pacific Daylight Time at Align’s corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR”: (1) EACH OF THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL ONE; (2) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2009 FISCAL YEAR AS SET FORTH INPROPOSAL TWO; AND (3) AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING(OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.